UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

MEI PHARMA, INC.
(Name of Registrant as Specified In Its Charter)

CABLE CAR CAPITAL LLC FUNICULAR FUNDS, LP JACOB MA-WEAVER ANSON ADVISORS INC. ANSON FUNDS MANAGEMENT LP ANSON MANAGEMENT GP LLC BRUCE R. WINSON AMIN NATHOO MOEZ KASSAM
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Anson Advisors Inc., an Ontario, Canada corporation (“Anson Advisors” and, together with its affiliates, “Anson”) and Cable Car Capital LLC, a California limited liability company (“Cable Car Capital” and, together with its affiliates, “Cable Car”), together with the other participants named herein, have filed a preliminary consent statement and accompanying WHITE consent card with the Securities and Exchange Commission (“SEC”) to be used in connection with their solicitation of written consents from stockholders in lieu of a stockholder meeting for certain proposals, the ultimate effect of which, if successful, would be to remove the entire Board of Directors of MEI Pharma, Inc., a Delaware corporation (the “Company”).

On July 19, 2023, Anson and Cable Car issued the following press release:

Anson and Cable Car Respond to MEI Pharma’s Self-Serving Attempt to Prohibit Stockholders From Removing Directors

MEI Pharma’s Bylaws and Recent Merger Proxy Disclosures Provide for and Acknowledge the Ability of Stockholders to Remove Directors Without Cause

Suggestion that Bylaws Have Been Invalid for Years and the Merger S-4 Contained Material Misrepresentations Regarding Shareholder Rights Provides Further Grounds for Board Removal

MEI Pharma Board Must be Held Accountable for its Unacceptable Corporate Governance and Poor Stewardship

TORONTO and SAN FRANCISCO, July 19, 2023 (GLOBE NEWSWIRE) -- Anson Funds (“Anson”) and Cable Car Capital LLC (“Cable Car” and, together with Anson, “we” or “us”), which collectively beneficially own approximately 14.8% of the outstanding common stock of MEI Pharma, Inc. (the “Company” or “MEIP”; NasdaqCM: MEIP), today issued the following statement in response to the Company’s purported invalidation of their consent solicitation to remove the entire Board of Directors (the “Board”) of MEIP:

“Despite reiterating stockholders’ right to remove directors without cause as recently as in the Registration Statement on Form S-4 filed with the SEC on April 28, 2023 and in Amendment No. 1 to the S-4 Registration Statement filed with the SEC on June 5, 2023, the Company now asserts that our removal proposal is invalid under Delaware law. We are deeply troubled that the Company would lean on a Delaware law it flouted for more than a decade in its Bylaws in order to attempt to invalidate our removal proposal, which we nevertheless intend to present to stockholders following the applicable SEC review period.

The Board cannot have it both ways. Either the Board was aware of a potential conflict between Delaware law and the Bylaws but neglected its duties and allowed the Company to repeatedly mislead stockholders about their rights for years, or it learned of the potential conflict after our consent solicitation was filed and seized upon its own dereliction of duty as a means of entrenchment and an opportunity to insulate itself from accountability. In our opinion, the Board’s negligence in propagating Bylaws that purportedly do not comply with Delaware law represents a failure of adequate oversight that in and of itself provides grounds for removal.

The Company’s protracted public dissemination of what it now says were misrepresentations regarding the rights of stockholders reinforces our belief that the Board must be removed.”

About Anson

Anson Funds is a privately held alternative asset manager with $1.6B in assets. The firm was founded in 2007 with offices in Toronto and Dallas.

About Cable Car

Cable Car Capital LLC is a registered investment adviser based in San Francisco and the general partner of Funicular Funds, LP, an investment partnership.

Media and Investor Contacts

Anson Funds

Taheer Datoo

Portfolio Manager

(416) 447-8874

tdatoo@ansonfunds.com

Cable Car Capital LLC

Steve Zelinger

General Counsel

(650) 438-3434

Steve@CableCarCapital.com

InvestorCom LLC

John Glenn Grau

(203) 295-7841

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Cable Car Capital LLC (“Cable Car Capital” and, together with its affiliates, “Cable Car”), Anson Advisors Inc. (“Anson Advisors” and, together with its affiliates, “Anson”) and the other participants named herein (collectively, the “Participating Stockholders”), has filed a preliminary consent statement and accompanying WHITE consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit consents for the removal of all members of the board of directors (the “Board”) of MEI Pharma, Inc., a Delaware corporation (the “Company”).

CABLE CAR AND ANSON STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT STATEMENT AND OTHER CONSENT MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH CONSENT MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS CONSENT SOLICITATION WILL PROVIDE COPIES OF THE CONSENT STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ CONSENT SOLICITOR.

The participants in this consent solicitation are Funicular Funds, LP (“Funicular”), Cable Car Capital, Jacob Ma-Weaver, Anson Funds Management LP (“Anson Management”), Anson Management GP LLC (“Anson GP”), Bruce R. Winson, Anson Advisors, Amin Nathoo, and Moez Kassam.

As of the date hereof, the Participating Stockholders beneficially own, in the aggregate, 988,928 shares of the Company’s common stock, par value $0.00000002 per share (the “Common Stock”). As of the date hereof, Funicular beneficially owns directly 326,400 shares of Common Stock. Cable Car, as the general partner of Funicular, may be deemed to beneficially own the 326,400 shares of Common Stock owned by Funicular. Mr. Ma-Weaver, as the Managing Member of Cable Car, may be deemed to beneficially own the 326,400 shares of Common Stock owned directly by Funicular. As of the date hereof, Anson Management and Anson Advisors, each of which serve as the co-investment advisors to certain private funds (the “Anson Funds”), may be deemed to beneficially own the 662,528 shares of Common Stock owned directly by the Anson Funds. Anson GP, as the General Partner of Anson Management, may be deemed to beneficially own the 662,528 shares of Common Stock owned directly by the Anson Funds. Mr. Winson, as the principal of Anson Management and Anson GP, may be deemed to beneficially own the 662,528 shares of Common Stock owned directly by the Anson Funds. Mr. Nathoo and Mr. Kassam, each as directors of Anson Advisors, may be deemed to beneficially own the 662,528 shares of Common Stock owned directly by the Anson Funds.